 Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Lavanya Sareen
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5656

Alaska Airlines Purchases 10 Boeing 737-900ER Aircraft,
Launches Contest to ‘Test Drive’ a 737

Purchase Reflects a Major Investment in Alaska Airlines’ Hometown of Seattle

SEATTLE - Oct. 6, 2014 - Alaska Airlines, Seattle’s hometown airline, continues to invest in the long-term success of its business and the region it calls home. Alaska, which exclusively flies Boeing airplanes, today announced the purchase of 10 additional Boeing 737-900ER aircraft. The company is celebrating the significance of this order by launching a contest to ‘test-drive’ one of Alaska’s 737 flight simulators at its Seattle flight operations center.

Today’s purchase, which brings Alaska’s total Boeing jets on order to 74, means customers will enjoy expanded service from Alaska’s Seattle hub and a commitment to a locally-manufactured fleet.

“We love having Seattle as our home and buying locally built airplanes is a point of pride for us,” said Alaska Airlines’ president and CEO Brad Tilden. “These new planes will allow us to serve our customers even better with improved in-cabin experience, including our new leather Recaro seats with added leg room, power outlets at every seat and larger overhead bins.”

This order represents a significant investment in the long-term success of Alaska Airlines, and supports one of the largest employers in the region. Take a tour inside Alaska’s newest 737-900ERs at Boeing’s assembly plant http://bit.ly/YY88nQ.

These new planes will not only allow for network growth, but also further enhance the company’s already industry-leading fuel efficiency by replacing less efficient 737-400 aircraft with new 737-900ER, capable of carrying 25 percent more passengers while using the same amount of fuel.

Alaska Airlines is the most fuel efficient U.S. carrier for the last three years, according to The International Council on Clean Transportation. The 737-900ERs, along with other efficiency measures, will help Alaska further its lead by improving mileage from 66 seat MPG in 2006 to 84 seat MPG in 2017.

“Alaska Airlines is a valuable partner with its all-Boeing fleet,” said Ray Conner, Boeing Commercial Airplanes President and CEO Ray Conner. “We share many of the same values, including a strong commitment to our community and a focus on innovation. It is always special for Boeing employees to see ‘Proudly All-Boeing’ written on the nose of an Alaska 737.”

Plane facts:

•	Alaska is in the process of transitioning out of its 737-400s, which will be finished by the end of 2017.

•	Alaska was the first airline in the world to order both the MAX-8 and MAX-9 and will take delivery of the aircraft starting in 2017.

•	By 2017 Alaska’s fleet will be nearly 30 percent larger than it was in 2010.

•	Alaska offers 273 peak-day departures to 79 destinations from Seattle, more than three times that of any other airline.

Alaska launches Seattle-area scavenger hunt
Beginning at 6 a.m. this Friday, Oct. 10, Washington state residents will have the chance to find one of five sets of keys to test drive a Boeing 737. Follow Alaska Airlines’ “Keys to the Sky” scavenger hunt on Facebook, Instagram or Twitter for clues leading to five Seattle-area locations. The first person to arrive at each location and reference the hashtag #SeattlesAirline will win a grand prize, which includes two round-trip tickets anywhere Alaska flies from Seattle and keys to one of the company’s flight simulators, good for a ride with an Alaska instructor pilot. The runner up at each location will be invited to take a ride on a delivery flight aboard one of Alaska’s new Boeing 737-900ERs next year. Full contest rules, terms and conditions can be found on the Alaska Airlines blog http://blog.alaskaair.com/2014/10/06/keys-to-the-sky/.

About Alaska Airlines
Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Network Carriers" in the J.D. Power and Associates for seven consecutive years from 2008 to 2014. Alaska Airlines' Mileage Plan also ranked highest in the 2014 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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